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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("AGREEMENT"), dated as of October 1, 2000 (the "COMMENCEMENT DATE"), is between Zindart Limited, a corporation organized under the laws of Bermuda (the "COMPANY"), and Peter A.J. Gardiner, a natural person ("EMPLOYEE").

     WHEREAS, an affiliate of the Company is a Hong Kong-based manufacturer of die-cast collectibles, injection-molded products and scale models with operations in the People's Republic of China;

     WHEREAS, an affiliate of the Company is the owner of the Corgi brand, business and operations in the United Kingdom;

     WHEREAS, an affiliate of the Company is a P.R.C.-based manufacturer or pop-up, specialty books and packaging; and

     WHEREAS, the sole shareholder of the Company ("ZHK") has American Depositary Shares representing Ordinary Shares of ZHK listed on the Nasdaq National Market.

     NOW, THEREFORE, in consideration of the premises and mutual convenants and agreements contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

     Section 1. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment, upon the terms and subject to the conditions set forth herein.



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     Section 2. DUTIES.

          (a) POSITION. Employee shall be employed as Chief Executive Officer of the Company. Employee shall have such responsibilities and duties as are determined by the Board of Directors of ZHK (the "Board") and are consistent with his position as described in section 2(b).

          (b) RESPONSIBILITIES. It is the intention of the parties that, subject to the authority of the Board, Employee shall be responsible for overseeing the investment of ZHK in its subsidiaries and supervising the Asian and European operations of ZHK, including, without limitation:

               (i) advice regarding the formulation and implementation of ZHK's business and strategic planning, including advice as to what line or lines of business to pursue, strategic partnerships, joint ventures, potential mergers, acquisitions and/or other corporate reorganizations or restructuring, formation of subsidiaries and/or affiliates, and advice concerning the general direction of ZHK;

               (ii) subject to the final approval of the Board, advice concerning the identification, retention and termination of personnel and ZHK's professional advisors, including the determination of salary and fringe benefits to be paid to the executive officers of ZHK and its subsidiaries; and

               (iii) overall supervision of all accounting, administrative and legal matters within the ordinary course of ZHK's business.

          (c) BOARD MEMBERSHIP. During the term of Employee's employment hereunder, the Company shall use its best efforts to cause Employee to be a member of the Board, with all rights and privileges attendant thereto.

          (d) OBLIGATIONS.

               (i) Except as otherwise provided herein, Employee agrees to devote his full working time, attention and energies to the performance of his duties for the Company.



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               (ii) It shall not be a violation of this Agreement for Employee, with the Board's consent, to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (c) manage personal investments, so long as such activities do not significantly interfere with the performance of Employee's responsibilities to the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that the such activities have been conducted by Employee prior to the Commencement Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Commencement Date shall not thereafter be deemed to interfere with the performance of the Employee's responsibilities to the Company. Employee hereby represents and warrants to the Company that Employee's current engagements in and commitments to the activities described in the previous sentence do not and shall not interfere with Employee's ability to comply with Section 2(d)(i).

               (iii) Notwithstanding any other provision of this Agreement, Employee shall have the right to make a written request to the Board in advance for a written statement that a proposed business, position or activity is not in violation of this Agreement, which determination the Board shall make in its sole discretion. If Employee receives such statement or, if within 60 days of making the request, he receives no reply, he may assume that the business, position or activity is not competing or otherwise in violation of this Agreement, and he may proceed with such business, position or activity without such business, position or activity being considered to be violating any provision of this Agreement. However, if thereafter, the Board determines in its sole discretion that Employee's conduct of such business, position or activity is in violation of this Agreement, it may notify him in writing of such determination and Employee shall cease such business, position or activity within 60 days of receipt of such notice.

          (e) LOCATION. Employee's primary duties shall be performed in Hong Kong and the United Kingdom. Employee acknowledges and agrees that Employee may be required to undertake a reasonable amount of travel in connection with the fulfillment of his duties to the Company hereunder.



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     Section 3. TERM. The initial term of Employee's employment shall commence on the Commencement Date and shall continue until September 30, 2003 (the "INITIAL TERM"), unless earlier terminated pursuant to section 6 below, and shall be renewed automatically for additional one (1) year terms thereafter (each, a "RENEWAL TERM") unless terminated by either party on written notice to the other given at least 180 days prior to the expiration of the Initial Term or any subsequent Renewal Term.

     Section 4. COMPENSATION AND BENEFITS. Until the termination of the Employee's employment hereunder, in consideration for the services of Employee, the Company shall compensate Employee as follows:

          (a) BASE SALARY. The Company shall pay Employee, in accordance with ZHK's then-current payroll practices and schedule, a base salary ("BASE SALARY"). The Base Salary to be paid Employee during the period from the Commencement Date until the first anniversary of the Commencement Date shall be HK$2,340,000 per annum. The Company shall not object if Employee desires his compensation to be paid in another currency. This Base Salary shall be reviewed at least annually by the Board, and any increase will be effective on the next anniversary of the Commencement Date. The date of the annual performance review will be established by the Board. The Board may review and increase Employee's Base Salary at any time and in any amount as it so decides in its sole discretion.

          (b) BONUS AND INCENTIVE COMPENSATION. The Company agrees to pay Employee during the term of his employment an annual bonus of up to 100% of his Base Salary within 60 days of the end of each fiscal year in an amount to be determined by the Board, based on criteria to be mutually agreed between Employee and the Company, and subject to the approval of ZHK, within 60 days of the date hereof, which criteria shall be attached as Schedule A hereto.

          (c) VACATION. Employee shall be entitled to twenty-five (25) days of paid vacation per year of employment, which shall accrue in equal amounts on the last day of each fiscal quarter following the Commencement Date.



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          (d) INSURANCE, ETC. The Company shall provide, or shall cause to be provided by ZHK, accident, disability, life and health insurance (the "BENEFITS") at its expense to Employee and his spouse, under group accident, travel, disability, life and health insurance plans (if any) maintained by ZHK for its full-time, salaried, senior officer level employees (pursuant to the terms and conditions of such plans) as such employment benefits may be modified from time to time by the Board for all full-time, salaried, senior officer level executives. The amount and extent of such coverage shall be subject to the discretion of the Board. The Company will also provide, or will cause to be provided by ZHK, Employee with term life insurance with a death benefit of $2,000,000.

          (e) GRANT OF OPTIONS. Within 10 business days of the Commencement Date, Employee shall be granted an option or options to purchase American Depositary Shares ("ADSs") representing up to 500,000 Ordinary Shares of ZHK at an exercise price of US$2.50 per ADS. At the sole discretion of the Board, Employee may from time to time be granted additional options to purchase ADSs. To the extent permitted by applicable law, the Company shall procure ZHK to cause such options to qualify for treatment as "incentive stock options" within the meaning of the U.S. Internal Revenue Code of 1986, as amended, to the maximum extent allowed thereby or by other applicable law. The amounts and terms of any such stock options will be specified in a stock option agreement or agreements between Employee and ZHK.

          (f) INDEMNIFICATION. Employee, in connection with his employment and his service as an officer and/or director of the Company or any of its subsidiaries or other Affiliates, shall be indemnified under the laws of the jurisdiction in which each of the relevant entities is incorporated to the same extent as other senior executives of ZHK and the Company are so indemnified. For the purpose of this Agreement, "Affiliate" means any person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. At all times during Employee's employment, the Company or ZHK, as appropriate, shall maintain directors' and officers' liability insurance coverage covering Employee.

     Section 5. EXPENSES.



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          (a) The Company shall reimburse Employee for all reasonable business expenses in accordance with ZHK's policies, including, without limitation, telecommuncations, travel, and entertainment expenses incurred by Employee in connection with the business of the Company or ZHK, upon the presentation by Employee of appropriate documentation. Air travel by Employee shall be on a Business Class basis or, where approved by the Board, reasonably necessary or reasonably appropriate, First Class. Employee shall furnish documentation concerning such expenses to the Company or ZHK in a manner and form as required by the Company or ZHK.

          (b) The Company agrees to provide, or to cause ZHK to provide, to Employee at its sole expense:

               (i) A luxury class automobile and all reasonable applicable insurance, maintenance and other operating costs thereof, or reimbursement to Employee of related costs, provided that the lease payments on such automobile payable or reimbursable by the Company hereunder shall not exceed HK$9,750 per month in the aggregate.

               (ii) A reserved parking place to the extent practicable, provided that the Company shall reimburse, or cause ZHK to reimburse, to Employee his parking expenses if the Company or ZHK is unable to provide such parking place.

               (iii) An annual physical examination for Employee and his spouse by a physician chosen by the Company or ZHK.

               (iv) All membership fees in any professional societies, associations or bodies appropriate to Employee's position.

          (c) The Company agrees to reimburse to Employee the reasonable professional fees and expenses of legal counsel incurred by Employee in connection with the negotiation and drafting of this Agreement, not in excess of US$7,000.

     Section 6. TERMINATION. Employee's employment shall commence on the Commencement Date and continue until the expiration of the Initial Term or any Renewal Term, except if the employment of Employee shall earlier terminate as follows:



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          (a) TERMINATION FOR CAUSE. For purposes of this Agreement, the term
"Cause" shall mean any one or more of the following, as determined by the Board (excluding any vote of Employee):

               (i) Employee shall have committed an act of misappropriation, embezzlement, fraud, or other similar intentional misconduct with respect to the Company's or ZHK's business, or

               (ii) Employee shall have been convicted by a court of competent jurisdiction of, or have pleaded guilty or nolo contendere to, any felony or a misdemeanor involving moral turpitude, either of which materially affects the ability of Employee to perform his duties, obligations and responsibilities as set forth herein or the good name, goodwill or reputation of the Company or ZHK; or

               (iii) Employee shall have materially breached any one or more provisions of this Agreement and such breach shall not have been cured for a period of thirty (30) days after written notice to Employee specifying the breach in reasonable detail; provided, however, that the foregoing opportunity to cure shall not apply if the Board reasonably determines that Employee's breach is not capable of cure; or

               (iv) Employee takes any action or omits to take any action, which act or omission Employee knew or reasonably should have known would likely be materially adverse to the business of the Company, ZHK or any of its subsidiaries; or

               (v) gross negligence by Employee in the performance of, or willful disregard by Employee of, his employment obligations or authority as set forth herein; or

               (vi) Employee shall have refused to obey any lawful resolution or direction of the Board that is consistent with his duties hereunder, and such refusal shall have continued for a period of ten (10) days after written notice to Employee specifying such refusal in reasonable detail.

          (b) RESIGNATION FOR GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean any one or more of the following:



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               (i) a material breach of this Agreement by the Company, which breach shall have continued for a period of thirty (30) days after written notice by Employee to the Board specifying the breach in reasonable detail; or

               (ii) a material and substantial reduction in the authority, duties or responsibilities of Employee to a level below those associated with the position as described in section 2 hereof, or material adverse change in Employee's job title, or a detrimental alteration of the terms, conditions or scope of Employee's employment, as described in that section, or a demotion or replacement of Employee, whether or not undertaken following a sale, merger, acquisition, consolidation or restructuring, and whether or not accompanied by a change in title or a reduction in salary or benefits; or

               (iii) any reduction in Employee's then-current Base Salary or other benefits provided hereunder, unless such reduction is consistent with
Section 4(d); or

               (iv) the failure of the Company to obtain an agreement reasonably satisfactory to Employee from any successor to assume and agree to perform this Agreement, as contemplated in section 15(e) hereof or, if the business for which Employee's services are principally performed is sold or transferred, the failure of the Company to obtain such an Agreement from the purchaser or transferee of such business; or

               (v) the failure of ZHK to provide sufficient funding to the Company so as to enable the Company to make the salary and benefit payments set forth in this Agreement.

          (c) DEATH OR DISABILITY. Employee's employment will be terminated immediately upon Employee's death. In the event of Employee's Disability, the Company agrees to continue payment of Employee's Base Salary; provided, however, Employee's employment may be terminated in accordance with applicable law by a vote of a majority of the Board if Employee remains Disabled for a period of more than six (6) months during any twelve (12) month period ("Disability"). Employee shall be Disabled if he has a physical or mental impairment as a result of which he is unable to perform the essential functions of his job. In the event Employee's employment is terminated due to Employee's death or Disability, as provided



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in this section, Employee shall not be entitled to receive any further compensation or payments from the Company (except for any Base Salary due Employee for his services performed prior to the date Employee's employment with the Company terminates and/or any previously awarded but unpaid bonus). Any vested options owned by Employee as of his death may pass to his heirs in accordance with and subject to applicable law, subject to such restrictions on exercise, transfer and the like as were applicable to Employee.

          (d) NOTIFICATION OF TERMINATION. Any termination by the Company (which, for purposes of this Section and Section 7 shall be deemed to include a termination by the Board) for Cause, or by Employee for Good Reason, shall be communicated by Notice of Termination to the other party given in accordance with section 14(a) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated and (iii) specifies the termination date (which date, in the case of termination for Good Reason, shall be not more than thirty (30) days after the giving of such notice). The failure by Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Employee or the Company, respectively, or preclude Employee or the Company, respectively, from asserting such fact or circumstance in enforcing Employee's or the Company's rights.

          In addition, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee to be heard before the Board), finding that in the good faith opinion of the Board, Employee was engaged in the conduct set forth in section 6(a)(i),
(ii), (iii), (iv), (v) or (vi).

     Section 7. CERTAIN CONSEQUENCES OF TERMINATION.

          (a) TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. If employment shall be terminated by the Company for Cause pursuant to section 6(a) or by



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Employee's resignation without Good Reason prior to the end of the Initial Term or any Renewal Term, the Company shall pay Employee his Base Salary and provide his Benefits only through the date of termination. No compensation or benefits will accrue or be owed to Employee for any period after the effective date of termination. The Company will not accrue liability of any kind on account of such termination.

          (b) TERMINATION WITHOUT CAUSE; RESIGNATION FOR GOOD REASON. If employment shall be terminated by the Company without Cause or by Employee for Good Reason, the Company shall provide the following benefits, regardless of any income received by Employee pursuant to any new employment of Employee during the period of payment of any severance payments under this paragraph (b):

               (i) pay Employee his Base Salary through the date of termination and, in addition, severance pay equal to one year of his Base Salary. All of the foregoing payments of severance shall be payable in accordance with the Company's standard payroll schedule;

               (ii) continue to provide the Benefits (with an appropriate "gross up" sufficient to result in Employee's having no net income tax liability for such Benefits) for a period equal to that during which severance payments continue to be made under this section, to the extent Employee is not eligible for similar coverage under the plan of another Employer;

               (iii) provide Employee with a pro rata portion of any cash bonus he would have received under section 4(b) had he not been terminated without Cause or Good Reason; and

               (iv) subject to applicable law, accelerate to the date of Employee's termination the vesting of Employee's stock options that would have vested during the one year period immediately following the effective date of the termination of his employment.

     Section 8. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that certain assets of the Company and its Affiliates constitute Confidential Information. The term "Confidential Information" as used in this Agreement shall mean non-public information concerning financial data, strategic business plans, product development (or



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other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its Affiliates that is not otherwise available to the public (including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets). Employee shall not, during or after his term of employment, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or Employee, or at any time upon the request of the Board, Employee shall return to the ZHK all property belonging to the Company or its Affiliates that are in Employee's (or Employee's heirs' or personal representatives') possession or control. In addition, Employee shall deliver to the ZHK all documents and materials containing Confidential Information and shall not take with him any documents, materials or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.

     Notwithstanding the foregoing, in the event that Employee receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, Employee agrees to (a) immediately notify the Company and ZHK of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company and its Affiliates on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company and its Affiliates in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company and ZHK waive Employee's compliance with the provisions hereof, (i) Employee may disclose to any tribunal only that portion of the Confidential Information that Employee, as advised by counsel, is legally required to be disclosed and shall exercise his best efforts to obtain assurance that the disclosure will be treated confidentially and (ii) Employee



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shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by Employee not permitted by this Agreement.

     Section 9. NON-COMPETITION. During all periods of Employee's employment hereunder, Employee agrees that, without the prior written consent of the Board, he will not, directly or indirectly, either as a principal, manager, agent, consultant, officer, stockholder, partner, investor, employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business entity that engages in (1) the production or marketing of die-cast or injection-molded products or scale models or books and specialty packaging or
(2) any logical horizontal or vertical extensions of the production or marketing of such products, in each case in anywhere in the world where the Company or its Affiliates' products are sold or distributed (the "Business"); provided that Employee may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or automated quotation system if Employee is not a controlling Person of, or a member of a group which controls, such entity and does not, directly or indirectly, "beneficially own" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), without regard to the 60 day period referred to in Rule 13d-3(d)(1)(i)) 5% or more of any class of securities of such entity. Employee hereby acknowledges and agrees that the foregoing restrictive covenant is reasonable in terms of temporal, geographic and subject matter scope.

     Section 10. NON-SOLICITATION. Employee acknowledges that, because of the nature of Employee's work for the Company, Employee's solicitation, serving or retention of certain customers, clients, vendors, suppliers, distributors or consultants (each such person or entity, a "Customer or Supplier") or employees related to Employee's work for the Company and its Affiliates relating to the Business would necessarily involve the unauthorized use or disclosure of Confidential Information, and the proprietary relationships and goodwill of the Company and its Affiliates. Accordingly, for a period of two years following the termination of Employee's employment with the Company, Employee shall not, with respect to the Business, directly or indirectly, solicit, provide services to or retain any Customer or Supplier of the Company or its Affiliates with which the Company or its Affiliates engaged in business transactions during the two-year period prior to termination of Employee's employment with the Company, provided that the restrictions contained in this sentence shall only apply to those



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activities described in clauses (1) and (2) of Section 9. Employee further agrees that for a period of two years following the termination of Employee's employment with the Company, Employee shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce, any Customer or Supplier or employee to terminate his, her or its relationship with the Company (including its Affiliates) relating to the Business for any purpose, including the purpose of associating with or becoming a Customer or Supplier or employee, whether or not exclusive, of Employee or any entity of which Employee is or becomes a partner, stockholder, principal, member, officer, director, principal, agent, trustee or consultant, or otherwise solicit, induce, or attempt to solicit or induce any such Customer or Supplier or employee to terminate his, her or its relationship with the Company relating to the Business for any other purpose or no purpose.

     Section 11. DISCOVERIES AND WORKS. All Discoveries and Works made or conceived by Employee during his employment by the Company, jointly or with others, that relate to the business of the Company or its Affiliates, shall be owned by ZHK. The term "Discoveries and Works" includes, without limitation, trade secrets and other confidential information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications. Employee shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, ZHK, to evidence or better assure title to Discoveries and Works in ZHK, as so requested, (b) renounce any and all claims, including, but not limited to, claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company or its Affiliates, (c) assist the Company and its Affiliates in obtaining or maintaining for itself at its own expense patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during his employment with the Company or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and its Affiliates and to protect the title of the Company and its Affiliates thereto, including, but not limited to, assignments of such patents and other rights. Employee acknowledges that all Discoveries and Works shall be deemed "works made for hire" under the U.S. Copyright Act of 1976, as amended.



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               (a) Employee has provided on Schedule B hereto a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to employment with the Company, which belong to Employee alone or jointly with others, which relate to the Company's or its Affiliates' business, products or research and development, and which are not assigned to the Company or its Affiliates. If "none" is stated on Schedule B, Employee therefore represents that there are no such inventions, works of authorship, developments, improvements or trade secrets.

               (b) Employee understands that the provisions of this Agreement requiring assignment to the Company or its Affiliates do not apply to any invention made by an employee of the Company which qualifies fully under the provisions of Section 2870 of the California Labor Code which provides:

          (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under Subdivision (a), the provision is against the public policy of this state and is against the public policy of this state and is unenforceable.

Employee agrees to advise the Company and ZHK promptly in writing of any inventions that he believes meet the criteria of Section 2870 of the California Labor Code, and will also provide at that time to the Company and ZHK in writing all evidence necessary to substantiate that belief. the Company will keep in confidence and will not disclose to third parties without Employee's consent any confidential information disclosed in writing to the Company relating to inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.

     Section 12. REMEDIES. Employee agrees that any breach of the covenants contained in Section 9, 10, or 11 would irreparably injure the Company. Accordingly, the Company may, in addition to pursuing any other remedies it may have in law or in equity, obtain



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an injunction against Employee from any court having jurisdiction over the matter, restraining any threatened or further violation of Section 9, 10 or 11 by Employee.

     Section 13. ARBITRATION. Subject to Section 10, the parties agree that any dispute arising out of or relating to Employee's employment and its termination (except for injunctive relief as set forth in Section 12), including but not limited to claims of employment discrimination, shall be subject to binding, mandatory arbitration in San Francisco, California before a single, neutral arbitrator, under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA") then in effect. the Company shall be responsible for paying all of the AAA's administrative fees and arbitrator's fees, except that Employee shall be responsible for paying an amount equal to the applicable court filing fee. In all other respects, the parties shall bear their own attorney's fees and costs. The parties shall have the right to conduct discovery which provides them with access to documents and witnesses that are essential to the dispute, as determined by the arbitrator. the Company may seek injunctive relief in the appropriate court necessary to protect its trade secrets, confidential business information, or to prevent solicitation of its employees, customers or other relationships in violation of any legal obligation or contractual agreement between the parties ("Unfair Competition Claims.") Except for such injunctive relief, Unfair Competition Claims are subject to arbitration under this Agreement. The arbitrator's written award shall include the essential findings and conclusions upon which the award is based. To the extent permitted by applicable law, the prevailing party shall be entitled to recover its reasonable attorney's fees and non-arbitration costs.

     Section 14. GENERAL.

          (a) NOTICES. All notices and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, or transmitted by facsimile transmission, to the other party at the address sent forth below:

     If to the Company, to:       Conyers Dill & Pearman
                                  Clarendon House
                                  P.O. Box HM 666
                                  Hamilton, Bermuda HM CX



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                                  Facsimile: (441) 296-2603


     With a copy to:              Skadden, Arps, Slate, Meagher & Flom LLP
                                  525 University Avenue, Suite 220
                                  Palo Alto, CA 94301
                                  Tel: 650-470-4500
                                  Fax 650-470-4570

     If to Employee, to:          Peter A. J. Gardiner
                                  Linden Park
                                  Hawick TD985U
                                  Roxburghshire, Scotland
                                  Tel: 01450-376430
                                  Fax: 01450-370275


     with a copy to:              McCutchen Doyle Brown & Enersen, LLP
                                  355 South Grand Avenue
                                  Los Angeles, California 90071-1560
                                  Attention: Ronald J. Cooke


Any such notice shall be effective (i) if delivered personally, when received,
(ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after mailing and (iv) if by facsimile, when electronically confirmed by the sender.

          (b) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

          (c) WAIVERS. No delay or omission by either party hereto in exercising any right, power, or privilege hereunder shall impair such right, power, or privilege, nor shall any single or partial exercise of any such right, power, or privilege preclude any further exercise thereof or the exercise of any other right, power, or privilege.

          (d) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (e) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company's successors and Employee's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by Employee, it being understood and agreed that this is a contract for Employee's personal services. This Agreement shall not be assignable by the Company except in connection with a Change of Control or a transaction involving the succession by a third party to all or substantially all of the Company's business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), in which case the Company shall require any such successor to assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Employer" shall include any successor to the Company's business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     For purposes of this Agreement "Change of Control" shall mean (a) the acquisition of 50 percent or more of each class of the outstanding shares of the Company by a third party which is not an Affiliate of the Company, (b) a merger, consolidation or other reorganization of the Company (other than reincorporation), if after giving effect to such merger, consolidation, or other reorganization, the shareholders of the Company immediately prior to such merger, consolidation, or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary power to elect directors of the surviving entity after such merger, consolidation or other reorganization, or (c) the sale of all or substantially all of the assets of the Company to a third party who is not an Affiliate of the Company.

          (f) SURVIVORSHIP. The respective rights and obligations of the parties hereunder, including but not limited to Employee's obligations under Section 9, 10 and 11 above, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

          (g) EACH PARTY THE DRAFTER. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused to be drafted any of its provisions.

          (h) CURRENCY EQUALIZATION. In the event the Hong Kong dollar should devalue relative to the U.S. dollar during the term of this Agreement, Employee's salary shall be increased accordingly.

          (i) HEADINGS. All descriptive headings to sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

          (j) ENTIRE AGREEMENT. This Agreement, the undertaking of ZHK in the form attached as Schedule C, the Stock Option Agreement dated the date hereof between ZHK and Employee, and the other applicable agreements contain the entire understanding of the parties, supersede all prior agreements and understandings relating to the subject matter and shall not be amended except by a written instrument hereafter signed by each of the parties.

          IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                                        /s/ PETER A.J. GARDINER
                                        ----------------------------------------
                                        PETER A.J. GARDINER

                                        ZINDART LIMITED,
                                        A BERMUDA CORPORATION


                                        By: /s/ LEO PAUL KOULOS
                                           -------------------------------------
                                           Leo Paul Koulos
                                           attorney-in-fact